Exhibit 99.1

Richard M. Daley to Retire from Coca-Cola Board of Directors

ATLANTA, Feb. 21, 2019 – The Board of Directors of The Coca-Cola Company today announced that Richard M. Daley will not stand for reelection at the company’s annual meeting in April, retiring after eight years of service.

Daley has been a Coca-Cola director since 2011. He served as mayor of Chicago from 1989 to 2011. Daley currently serves as executive chairman of Tur Partners LLC, an investment and advisory firm focusing on sustainable solutions within the urban environment, and is Of Counsel at Katten Muchin Rosenman LLP, a full-service law firm.

“I’ve had the honor and pleasure of working with Richard Daley for many years, and I thank him for his valuable contributions to our company and system,” said Chairman Muhtar Kent.

With Daley’s retirement, the Coca-Cola board will have 13 members, pending director elections at the annual meeting.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brands, our portfolio includes some of the world’s most valuable beverage brands, such as AdeS soy-based beverages, Ayataka green tea, Costa coffee, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, innocent smoothies and juices, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater and ZICO coconut water. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at Coca-Cola Journey at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

The fairlife® brand is owned by fairlife LLC, our joint venture with Select Milk Producers Inc. Products from fairlife are distributed by our company and certain of our bottling partners.

Contacts:

Investors and Analysts: Tim Leveridge +1 404.676.7563

Media: Scott Leith +1 404.676.8768